QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 1

    LIFE FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ISSUE NOTES AND WARRANTS

    July 12, 2001—Life Financial Corporation (Nasdaq: LFCO) (the "Company") announced that it has entered into an agreement to issue $15,000,000 in notes and warrants to purchase 1,166,400 shares, which, if exercised would represent 47% of the Company's common stock. The Note and Warrant Purchase Agreement and related documents are subject to shareholder, regulatory and other approvals. The agreement also provides for certain conditions and covenants that must be met before the closing of the transaction. In addition to the various approval requirements, the conditions include but are not limited to satisfactory results of the upcoming regulatory examination, resolution of supervisory directives, agreements and orders, expansion of the board from five to seven directors and the agreement gives the investor the right to designate three directors.

    The closing of the transaction is expected to take place during the third quarter of 2001. The Company intends to utilize the proceeds from the issuance of the notes to infuse capital into Life Bank (the "Bank"), its wholly owned subsidiary, purchase certain assets from the Bank and settle other obligations.

    Steven R. Gardner, the Company's President and Chief Executive Officer said, "the proposed transaction will allow the Company to accelerate implementation of its business plan. It will also facilitate the resolution of the regulatory issues and restrictions imposed upon the Company and the Bank."

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.

    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

  Changes in the performance of the financial markets;

  Changes in the demand for and market acceptance of the Company's products and services; Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and various legal, regulatory and litigation risks.

    FOR INFORMATION ON LIFE FINANCIAL—PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.

QuickLinks

EXHIBIT 1